Exhibit 99.1

VAALCO PROVIDES OPERATIONAL UPDATE

VAALCO ANNOUNCES NEW 3-D SEISMIC SURVEY OVER ENTIRE ETAME MARIN BLOCK AND PROVIDES ESTIMATED THIRD QUARTER 2020 PRODUCTION

HOUSTON – September 30, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that in connection with planning for future drilling programs at the Etame Marin block offshore Gabon, it will begin acquiring and processing new three-dimensional (“3-D”) seismic data in the fourth quarter of 2020. The Company also announced estimated third quarter 2020 production.

Highlights

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Committed to acquiring new proprietary 3-D dual-azimuth seismic data over the entire Etame Marin block which will be used to optimize and de-risk future drilling locations as well as identify new potential locations;

•	Expects completion of seismic acquisition by year-end 2020 with processing to be fully completed by Q4 2021;
•	Estimates the costs of both acquisition and processing of seismic data is approximately $4 to $5 million, net to VAALCO, and will be fully funded with cash on hand and cash from operations;
•	Enhances and updates current seismic, some of which dates back to the field’s discovery in the 1990s, while offering the first continuous 3-D seismic over the entire block;
•	Maintained strong production performance in Q3 2020 with production estimated at 4,370 net barrels of oil per day (“BOPD”) to VAALCO, at the midpoint of guidance; and
•

Continues to fully fund operations year to date in 2020 with internally generated cash flow and expects a cash balance of approximately $37 million at September 30, 2020, excluding any joint venture owner advances.

Cary Bounds, Chief Executive Officer, commented, “We are proud of the highly successful and transformational drilling program that we completed earlier this year and look to build on that success by beginning to plan for future drilling programs.   Our long-term strategy is to optimize every location that we plan to drill and identify new locations to add to our drillable inventory.  We believe that by acquiring and processing a state-of-the-art proprietary 3-D, dual-azimuth seismic survey over our entire Etame block we are accomplishing these goals. As a result of our strong operational performance to date in 2020, we continue to be cash flow positive and the Company is fully funded for all current activities including the upcoming seismic program. We have lowered our operating cost per barrel and remain committed to optimizing production to ensure that we continue to generate free cash flow to fund future field development.  We are confident in the long-term potential at Etame and believe acquiring and processing seismic is the first step toward preparing for our future drilling campaigns that we believe will deliver long-term growth, in line with our strategic objectives.”

VAALCO expects the seismic survey to begin and conclude in the fourth quarter of 2020, with processing to be fully completed by the fourth quarter of 2021.  The Company expects the full field 3-D survey will optimize future drilling locations, provide better imaging of existing satellite and infill locations, as well as identify additional upside opportunities.  VAALCO projects the gross cost of both the acquisition and processing of the seismic survey to be between $13 and $15 million, or $4 to $5 million net to VAALCO.  The Company plans to fund the costs with cash on hand and through cash from operations.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin block, located offshore Gabon, which to date has produced over 117 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.